Exhibit 99.1
FOR IMMEDIATE RELEASE
RailAmerica, Inc. Announces Appointment of Principal Accounting Officer and Other Executive
Appointments
JACKSONVILLE, FL, December 15, 2009 — RailAmerica, Inc. (NYSE: RA) today announced that Randy Pianin has joined the Company as Vice President & Corporate Controller and Principal Accounting Officer, effective December 14, 2009.
Mr. Pianin, who is 47 years old, has over 24 years of accounting, finance, and operations experience most recently with Office Depot where he served as Senior Vice President — Design, Print and Ship Business and previously held the role of Senior Vice President — Finance & Controller. Mr. Pianin is a Certified Public Accountant with 13 years of public accounting experience with Deloitte & Touche LLC, where he held the position of Senior Manager before joining Office Depot in 1997. He received a Bachelor of Business Administration in Accounting from Emory University and an MBA in Finance from Columbia University.
The Company also announced the appointments of Harold Tynes to the position of Vice President — Financial Services & Treasurer and Ira Berger to the position of Vice President — Financial Planning & Investor Relations.
Mr. Tynes joined RailAmerica in July 2007 as Vice President & Controller. In his new role, Mr. Tynes is responsible for Operations Finance, Accounts Payable, Accounts Receivable, Payroll, Equipment Accounting and Treasury. Mr. Tynes earned a BS in Finance from Troy State University and an MBA in Finance from Mercer University.
Mr. Berger joined RailAmerica in July 2008 as Vice President — Financial Planning & Analysis. In his new role, Mr. Berger will add investor relations to his current responsibilities of corporate financial planning and analysis. Mr. Berger earned a BA from the University of Virginia and an MBA and a Masters of Environmental Management from Duke University.
RailAmerica, Inc. is the largest owner and operator of short line and regional freight railroads in North America, measured in terms of total track-miles, operating a portfolio of 40 individual railroads with approximately 7,500 miles of track in 27 U.S. states and three Canadian provinces.
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INVESTOR CONTACT
Ira Berger
Office: 904.538.6332
MEDIA CONTACT
Karen Burdette
Office: 904.645.6200
Cell: 904.210.3559